Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Reports Record Revenue and Operating Income and Raises Full Year 2005 Guidance

Westlake Village, CA – February 17, 2005 – ValueClick, Inc. (Nasdaq: VCLK) today reported financial results for the fourth quarter and fiscal year ended December 31, 2004. Performance in the fourth quarter of 2004 exceeded the Company’s previously issued guidance for revenue, fully diluted net income per share, and net income before interest, taxes, depreciation, and amortization (EBITDA)1.

For the quarter ended December 31, 2004, ValueClick reported revenue of $54.4 million, an increase of $24.1 million, or 80 percent, from revenue of $30.3 million for the fourth quarter of 2003. Fourth quarter 2004 results include a full quarter of operations from Commission Junction and Hi-Speed Media, both acquired in December 2003, and a full quarter of operations from Pricerunner.com, acquired in August 2004. Fourth quarter 2003 results include a full quarter of operations from ValueClick Japan, which was sold in March 2004.

Fourth quarter 2004 income before taxes and minority interest was $15.9 million compared to $5.3 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $13.5 million, or $0.16 per diluted common share, compared to $5.3 million, or $0.07 per diluted common share, for the fourth quarter of 2003. Fourth quarter 2004 EBITDA of $17.5 million was an improvement compared to $6.7 million for the fourth quarter of 2003.

For the fiscal year ended December 31, 2004, ValueClick reported revenue of $169.2 million, an increase of approximately $76.7 million, or 83 percent, from revenue of $92.5 million for fiscal year 2003. Fiscal year 2004 results include a full year of operations from Commission Junction and Hi-Speed Media, both acquired in December 2003, five months of operations from Pricerunner.com, acquired in August 2004, and three months of operations from ValueClick Japan, which was sold in March 2004. Fiscal 2003 results include seven months of operations of Search123, acquired in May 2003, and one month of operations of Commission Junction, acquired in early December 2003.

Fiscal year 2004 income before taxes and minority interest was $47.2 million compared to $10.6 million for fiscal year 2003. Net income for fiscal year 2004 was $40.1 million, or $0.48 per diluted common share, compared to $9.8 million, or $0.13 per diluted common share, for fiscal year 2003. EBITDA was $54.0 million for fiscal year 2004 compared to $14.8 million for fiscal year 2003.

The consolidated balance sheet remained strong with $243 million in cash, cash equivalents and marketable securities, $236 million in working capital and $330 million in total stockholders’ equity as of December 31, 2004.

The foregoing results for 2004 are preliminary and unaudited, and are subject to adjustment based on the results of our auditor’s year-end procedures.

Business Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

For the first quarter of 2005, ValueClick anticipates revenue in the range of $48.0 million to $49.0 million, a 32 percent increase at the mid-point from first quarter 2004 revenue. The Company expects diluted net income per share of approximately $0.08 in the first quarter of 2005. EBITDA for the first quarter of 2005 is expected to be in the range of $12.0 million to $12.5 million.

Based on its fourth quarter results and outlook for 2005, ValueClick is raising its fiscal year 2005 guidance as follows:

	Previous Guidance	New Guidance
Revenue	$210 million	$215 million to $220 million

Diluted net income per share	$0.34 to $0.36	$0.37 to $0.39

EBITDA	$52.5 million	$54.0 million to $56.0 million

Full year 2005 guidance excludes any effects of the change in accounting for stock-based compensation, which comes into effect later this year.

“ValueClick concluded a successful 2004 on a high note, with record revenue and profitability, and year-over-year organic revenue growth of 49 percent in the fourth quarter,” said James Zarley, chairman and chief executive officer of ValueClick. “Our increased guidance illustrates our optimistic view of 2005, and we remain focused on expanding the product breadth and geographic footprint of our online marketing offerings to drive growth and profitability in 2005 and beyond.”

Conference Call Today
James Zarley, chairman and chief executive officer, and Sam Paisley, chief financial officer, will present an overview of the results and other factors affecting financial performance for the fourth quarter during a webcast on February 17, 2005 at 1:30PM PT. Investors and analysts may obtain dial-in information through StreetEvents (www.streetevents.com).

The live webcast and other information of potential interest to investors will be available to the public in the Investor Relations section of the Company’s website (www.valueclick.com). Please allow 15 minutes prior to the call to download and install any necessary audio software. Replay information will be available for seven days after the call and may be accessed at (888) 203-1112 for domestic and (719) 457-0820 for international callers. The passcode is 4553602.

Webcast participants are encouraged to submit questions on financial results and business operations to management prior to the call. Please call (818) 575-4677 to leave your question on our Investor Relations voice message system. Questions will be addressed on the live call and should be received no later than 1:30PM PT on Thursday, February 17, 2005.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our three business units:

•	ValueClick Media (http://media.valueclick.com) provides brand advertising and direct marketing solutions for advertisers, agencies and publishers. Through its ValueClick Brand and ValueClick Direct groups, ValueClick Media offers marketers a wide range of distribution methods, including web-based advertising, co-registration, pay-per-click search and a variety of e-mail marketing options.

ValueClick Media also includes Pricerunner.com (www.pricerunner.com), a leading provider of online comparison shopping services.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and Web site publishers manage their online advertising and permission-based email campaigns. Additionally, Mediaplex provides the AdVault suite of software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 15, 2004, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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1 EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest income, taxes, depreciation, and amortization. Please see the attached schedule for a reconciliation of EBITDA to GAAP net income and a discussion of why the Company believes EBITDA is a useful financial measure to investors and how it is used by management.

VALUECLICK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three-month Period
	Ended December 31,
	(Note 1)
	(Unaudited)
	2004	2003
Revenue	$54,371	$30,273
Cost of revenue	15,011	10,044

Gross profit	39,360	20,229
Operating expenses:
Sales and marketing	11,597	6,251
General and administrative	7,624	5,841
Product development	3,984	2,925
Stock-based compensation	203	86
Amortization of intangible assets	1,276	515

Total operating expenses	24,684	15,618

Income from operations	14,676	4,611
Interest and other income, net	1,188	675

Income before taxes and minority interest	15,864	5,286
Provision for income taxes	2,346	16

Income before minority interest	13,518	5,270
Minority share of loss of consolidated subsidiary	—	76

Net income	$13,518	$5,346

Basic net income per share	$0.17	$0.07

Weighted-average shares used in computing basic net income per share	81,578	75,629

Diluted net income per share	$0.16	$0.07

Weighted-average shares used in computing diluted net income per share	84,492	80,295

Note 1 — The condensed consolidated statements of operations include the results of Commission Junction, Hi-Speed Media and Pricerunner.com from the beginning of the accounting period nearest to their acquisition dates (December 7, 2003, December 17, 2003 and August 6, 2004, respectively) in accordance with the purchase method of accounting. The three-month period ended December 31, 2003 includes the results of ValueClick Japan, which was sold on March 26, 2004. Had these transactions been completed as of January 1, 2003, on an unaudited pro-forma GAAP basis revenues would have been $36.5 million and net income would have been $5.8 million, or $0.07 per fully diluted share, for the three-month period ended December 31, 2003.

These unaudited pro-forma GAAP results are for information purposes only, are not necessarily indicative of what the actual results would have been had the acquisitions occurred on January 1, 2003, and are not necessarily indicative of future results.

VALUECLICK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended
	December 31,
	(Note 1)
	2004
	(Unaudited)	2003

Revenue	$169,178	$92,516
Cost of revenue	50,762	32,024

Gross profit	118,416	60,492
Operating expenses:
Sales and marketing	36,000	21,162
General and administrative	27,168	19,699
Product development	15,891	10,504
Stock-based compensation	739	352
Amortization of intangible assets	4,111	1,570
Restructuring reserve reversal	(1,003)	—

Total operating expenses	82,906	53,287

Income from operations	35,509	7,205
Interest and other income, net	3,728	3,364
Gain on sale of equity interest in Japan subsidiary	8,007	—

Income before taxes and minority interest	47,245	10,569
Provision for income taxes	7,277	830

Income before minority interest	39,968	9,739
Minority share of loss of consolidated subsidiary	130	84

Net income	$40,098	$9,823

Basic net income per share	$0.50	$0.13

Weighted-average shares used in computing basic net income per share	80,063	74,300

Diluted net income per share	$0.48	$0.13

Weighted-average shares used in computing diluted net income per share	83,303	78,436

Note 1 — The condensed consolidated statements of operations include the results of Search123, Commission Junction, Hi-Speed Media and Pricerunner.com from the beginning of the accounting period nearest to their acquisition dates (May 30, 2003, December 7, 2003, December 17, 2003 and August 6, 2004, respectively) in accordance with the purchase method of accounting. The condensed consolidated statements of operations also include the results of ValueClick Japan, which was sold on March 26, 2004. Had these transactions been completed as of January 1, 2003, on an unaudited pro-forma GAAP basis revenues would have been $171.9 million and $120.8 million, and net income would have been $32.0 million, or $0.38 per fully diluted share, and $9.1 million, or $0.12 per fully diluted share, for the twelve-month periods ended December 31, 2004 and 2003, respectively.

These unaudited pro-forma GAAP results are for information purposes only, are not necessarily indicative of what the actual results would have been had the acquisitions occurred on January 1, 2003, and are not necessarily indicative of future results.

VALUECLICK, INC.
RECONCILIATION OF NET INCOME TO EBITDA (Note 1)
(Unaudited, in thousands)

	Three-month Period
	Ended December 31,
	2004	2003
Net Income	$13,518	$5,346
Less interest income, net	(1,125)	(675)
Plus provision for income taxes	2,346	16
Plus amortization of intangible assets	1,276	515
Plus depreciation and leasehold amortization	1,514	1,452

EBITDA	$17,529	$6,654

	Year Ended
	December 31,
	2004	2003
	(Note 2)
Net Income	$40,098	$9,823
Less interest income, net	(3,665)	(3,364)
Plus provision for income taxes	7,277	830
Plus amortization of intangible assets	4,111	1,570
Plus depreciation and leasehold amortization	6,188	5,961

EBITDA	$54,009	$14,820

Note 1- Earnings before interest income, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (Generally Accepted Accounting Principles) financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments and income from interest on the Company’s cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Note 2 — Excluding the non-recurring gain on the sale of the Company’s interest in ValueClick Japan in March 2004, EBITDA would have been $46,002 for the year ended December 31, 2004.